UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Ophthotech Corporation
(Name of Registrant as Specified In Its Charter)
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OPHTHOTECH CORPORATION
One Penn Plaza, 35th Floor
New York, NY 10119

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 23, 2018

Commencing on May 15, 2018, the following supplemental information will be used in communicating with certain stockholders of Ophthotech Corporation

Ophthotech Corporation (“we”, the “Company” or “Ophthotech”) is holding its 2018 Annual Meeting of Stockholders on Wednesday, May 23, 2018. By now you should have received Ophthotech’s Notice of Annual Meeting of Stockholders and Proxy Statement. You can also view our Definitive Proxy Statement, as filed with the Securities and Exchange Commission (“SEC”) on April 17, 2018 (available here).

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we want to request your support on Proposal Number 2: Advisory Vote to Approve Named Executive Officer Compensation, or “Say on Pay”. In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Glass Lewis & Co., one of the leading proxy advisory firms, issued a report recommending that Ophthotech shareholders vote “FOR” all of the proposals presented in our Proxy Statement. Institutional Shareholder Services (ISS), another proxy advisory firm, has recommended, however, that Ophthotech stockholders vote “AGAINST” Proposal Number 2: Advisory Vote to Ratify Named Executive Officer Compensation. Unfortunately, while ISS provided the Company with credit for robust shareholder outreach practices and several positive compensation program changes made in 2017 and 2018, they failed to understand the circumstances under which an amendment was made to Dr. David Guyer’s employment agreement in 2017.

Below we have addressed the issue regarding the conditions for payment of severance to Dr. Guyer that ISS raised in its report. Our position on this issue can be summarized as follows:

In early 2017, in the midst of undertaking a strategic review with an increased focus by the Company on business development and other potential transactions, the Board determined to appoint Mr. Glenn Sblendorio to the role of Chief Executive Officer.  The appointment of Mr. Sblendorio to, and the transition of Dr. Guyer from, the Chief Executive Officer role constituted “Good Reason” under Dr. Guyer’s prior agreement, thereby giving Dr. Guyer the option to depart the Company and receive his severance.  Thus, the company’s contractual obligation to pay Dr. Guyer his severance had essentially crystallized at that point in time.  At the Board’s request, however, and based on the Board’s strong belief that it is in the best interests of the Company’s stockholders that Dr. Guyer remain with the company in a key role, Dr. Guyer agreed to remain at the Company in a newly created role of Executive Chairman.  In this role, the Company continues to have the benefit of Dr. Guyer’s extensive clinical experience and ophthalmology expertise in assessing various strategic options and also in directing and guiding our clinical and medical strategy.

At the Board’s request as part of the Company's efforts to conserve cash, Dr. Guyer agreed to defer receipt of his contractually obligated severance payment until such time as he in fact departs from the Company.  Dr. Guyer’s agreement was therefore amended to reflect this arrangement.  We do not believe that the amendment was an enhanced benefit for Dr. Guyer, but rather it represented an agreement to defer a benefit he was otherwise eligible to receive.  No other employee of the Company has a similar arrangement, and the Company only entered into the arrangement in this unique circumstance in order to both bring in a new Chief Executive Officer and not lose a valuable senior member of the management team.

We would also like to remind shareholders of all the compensation changes that we made to our compensation program in 2017 and 2018 in light of our failed Phase 3 Clinical Trials of Fovista in late 2016 and the ensuing transformation of the Company. Information regarding these changes can be found in more detail in our 2018 Proxy Statement.

The changes we made include the following:

•	Adjusted 2016 annual short-term cash incentive amounts downward for our named executive officers (“NEOs”).

•	Adjusted our peer group to reflect a much lower market capitalization.

•	Determined not to award merit increases to base salaries across the company in 2017.

•	Adopted meaningful share ownership guidelines with retention requirements for all executive officers and non-employee directors.

•
Codified a clawback policy for cash and equity incentive compensation in the event that a future accounting restatement is found to have resulted from fraud or intentional misconduct on the part of the relevant executive.

•	Separated the roles of Chairman and CEO.

•	Decreased Dr. David Guyer’s salary to reflect his new Executive Chairman role.

•	Appointed an independent Lead Director to our Board of Directors.

•
Implemented new weightings for our performance-based short-term cash incentive program to provide increased weighting towards individual performance in determining annual payouts for our NEOs, other than our CEO and Executive Chairman.

•	In January 2018, announced the election of Jane Henderson to our Board and as the chair of our audit committee, which added gender diversity to our Board.

We hope this supplement provides you with the additional information and clarity you may need to support all of our proposals at our 2018 Annual Meeting. Thank you for your time and consideration in reviewing these materials. We appreciate you submitting your vote in advance of the meeting so that it may be tabulated as part of the complete results.

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